Exhibit 10.2

SEITEL HOLDINGS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

((Date))

((Name))

((Address))

Dear ((Name)):

Pursuant to the Seitel Holdings, Inc. 2008 Restricted Stock and Restricted Stock Unit Plan (the "Plan") (a copy of which is attached to this letter as Exhibit I), the Plan's administrative committee (the "Committee") hereby grants to you ((Units))  Restricted Stock Units (the "Units"), subject to the terms and conditions described in this letter.  Each Unit represents one share of Common Stock.

The Units are not actual shares of Common Stock, but a promise to deliver actual shares of Common Stock in the future and are credited to an unfunded bookkeeping account maintained by the Company.  The Units are subject to the applicable terms and conditions of the Plan, the Securities Holders Agreement and a joinder to the Securities Holders Agreement (which shall be in a form reasonably satisfactory to the Company (the "Joinder") and shall be executed and delivered by you in connection herewith), which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the Securities Holders Agreement or the Joinder, as applicable, the terms of the Plan will control.  Unless otherwise indicated, all capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Your Units will be fully vested on the date of grant and will be delivered to you on the applicable "Payment Date," as defined below.

Any dividends paid on the shares of Common Stock underlying the Units, whether in stock or in cash, shall be applied to provide you with the number of additional restricted stock units under the Plan as determined by the Committee in its sole discretion.  Any additional restricted stock units so provided shall be subject to the same terms and conditions as the Units.

Payment of the Units will be made within 30 days after, but in any event by the final day of the same calendar year as, the first to occur of the following: (a) the termination of your employment with the Company and all Subsidiaries for any reason, (b) the date of your death, (c) the date on which you suffer a "Disability" (as defined in the Plan) or (d) a "Change in Control" (as defined below) (as applicable, the "Payment Date").  The payment of the Units on the Payment Date will be made in certificates for the number of shares of Common Stock underlying the Units.

On the Payment Date, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to your receipt of the shares of Common Stock.  As promptly thereafter as possible, the Company will issue certificates for the shares of Common Stock.  Additionally, on the date of grant, you must make arrangements with the Company to satisfy any employment taxes that may be due upon the grant and/or vesting of the Units.

Except as set forth above, you will have no shareholder rights with respect to the Units or the underlying shares of Common Stock until the Payment Date.  The Committee may impose any conditions on the Units as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.  The Company shall not be obligated to issue or deliver any shares of Common Stock if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms and conditions of this letter to the extent it deems appropriate to carry out the terms of the Plan.  The construction and interpretation of any provision of this letter or the Plan shall be final, binding and conclusive when made by the Committee.

For purposes of this letter, "Change in Control" shall mean the occurrence of one of the following events:

            (1)        Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

            (2)        Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  For this purpose, the gross fair market value of any asset is determined without regard to any liabilities associated with such asset.

            (3)        A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

Nothing in this Agreement shall confer on you the right to continue in the employment of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your employment at any time and for any reason.

You should sign and return a copy of this letter to ((Contact)).  Your acknowledgement must be returned within ninety (90) days, otherwise, the Units will lapse and become null and void.

Very truly yours,

SEITEL HOLDINGS, INC.

By:
Name:	((Officer Name))
Title:	((Title))

ACKNOWLEDGED AND ACCEPTED

By:
Name:	((Name))
Dated: